Exhibit 99.1

PRESS RELEASE

San Luis Obispo, California

February 17, 2005

Contact:  Anita M. Robinson (805) 782-5000

Mission Community Bank Appoints New Chief Credit Officer

James M. Judge has been appointed to serve as Executive Vice President/Chief Credit Officer for Mission Community Bank, after receiving all required regulatory approvals.  His responsibilities will include monitoring both the quality and performance of the bank’s loan portfolio.

With over 42 years of banking and finance experience, he is a valuable addition to the bank’s existing management team.  Mr. Judge most recently served in the position of Executive Vice President/Chief Credit Officer for Cerritos Valley Bank in Artesia, California.

Mr. Judge will replace Richard Korsgaard, the bank’s current Executive Vice President/Chief Credit Officer, who plans to retire from his position as of March 31, 2005.  Upon his retirement,

Mr. Korsgaard will remain a member of the Board of Directors of Mission Community Bank and Mission Community Bancorp.

Commenting on Mr. Judge’s appointment, Anita Robinson, President and CEO of Mission Community Bank stated, “Jim is filling a very important position within our organization and his many years of banking and credit experience will be invaluable to us as we move forward in our growth.”

Mission Community Bank has offices in San Luis Obispo, Paso Robles, Arroyo Grande and Nipomo, California.   The bank has also opened a new Business Banking Center which is located at 3480 South Higuera in San Luis Obispo.

Mission Community Bank is a full service bank providing loan and deposit products in San Luis Obispo and northern Santa Barbara Counties.  As a Department of the Treasury Certified Community Development Financial Institution, the bank has been the recipient of several awards for its success in small business lending and community development banking services.  Please visit www.missioncommunitybank.com for more information on Mission Community Bank.

Forward Looking Statements

This Form 8-K includes forward-looking information, which is subject to the “safe harbor” created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act and the Private Securities Litigation Reform Act of 1995.  When the Company uses or incorporates by reference in this Annual Report on Form 10-KSB the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “commit,” “believe” and similar expressions, the Company intends to identify forward-looking statements.